Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into this __ day of January, 2005, between PRIME TIME BROADBAND, INC. (hereinafter referred to as “PTB") and PRIME TIME CABLE, INC. (hereinafter referred to as “Consultant”).

RECITALS

A.  PTB acquired certain assets of Consultant pursuant to an  Asset Purchase Agreement of even date in order to continue the business previously operated by Consultant; and

B. Consultant has expertise concerning that business; and

C. PTB is seeking the services of Consultant; and

D.  Consultant is willing to provide such services as set forth herin.

NOW THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE 1 - RESPONSIBILITIES OF CONSULTANT

Consultant is engaged as a consultant to PTB.  The PTB shall have the power to determine the specific duties to be performed by the Consultant.  The Board of Directors of the PTB shall have the power to direct, control, and supervise the duties to be performed by the Consultant.  Such duties shall include, without limitation, providing general guidance with respect to the ownership and operation of cable television systems.

Consultant agrees that during the term of this Agreement it will devote such time as the parties may agree and shall devote its best efforts to its duties hereunder.

This Agreement is made with the Consultant as an independent contractor.  As such, the Consultant is responsible for all income and employment taxes of its employees, including but not limited to FICA, federal and state unemployment taxes due on monies paid for services under this agreement.  The Consultant is also responsible for all forms of insurance of its employees, including but not limited to life, health, disability and workman's compensation.  The Consultant acknowledges and certifies that it is performing as an independent contractor and holds PTB harmless from liability for the payroll and other employment taxes of its employees that may be the responsibility of an employer in an employee/employer relationship.

ARTICLE 2 – TERM OF AGREEMENT

The term of this Agreement shall commence as of the date hereof, and shall continue for a period of three years thereafter, until sooner terminated pursuant to the terms hereof.  Either party shall have the right to terminate this Agreement upon written notice.  Termination will be effective on the date set forth in the notice.

ARTICLE 3 - COMPENSATION TO CONSULTANT

PTB will pay Consultant shall be $2,916 per month for each month during the term hereof.  This amount shall be payable at such time or times during the month as PTB shall reasonably determine.

ARTICLE 4 – PLACE OF PERFORMANCE

Consultant shall perform the work under this Agreement at such locations in the State of Florida as the parties may agree.

ARTICLE 5 –COSTS

Except, as other wise provided herein, the Consultant shall be bear its own travel and other costs hereunder.  Consultant is required, as a condition of this Agreement, to incur certain ordinary, necessary and reasonable expenses for the promotion of the interests of PTB.  All of the foregoing expenses shall be borne by the Consultant and reimbursement of any such expenses shall be authorized specifically or by policy of and by PTB.

ARTICLE 6 - TERMINATION FOR CAUSE

This Agreement may be terminated by PTB at any time for Cause by giving written notice to Consultant. For purposes of this Agreement, the term termination for “Cause” shall mean termination by reason of the Company’s good faith determination that the Consultant (i) committed an act or omission that constitutes a material breach by the Consultant of its obligations under this Agreement, and its failure to fully cure such breach within thirty (30) days after the Company gives written notice of the breach; (ii) was convicted of a crime which constitutes a felony under applicable criminal law and which would have a material injurious effect upon the Company’s reputation and business; (iii) perpetrated an act of theft, fraud, misrepresentation, or embezzlement against the Company; or (iv) engaged in conduct which is willfully and materially injurious to the Company; or (v) the termination of that certain Employment Agreement of even date herewith between William Strickler and the Company (the “Employment Agreement”).

ARTICLE 7 – SURVIVAL

Upon termination under Article 2 and Article 6, Consultant’s obligations under Article 8 shall survive ..

ARTICLE 8 – COVENANTS OF CONSULTANT

The covenants and all of the other terms and conditions set forth in paragraphs 6, 7, 8 and 9 of the Employment Agreement are hereby incorporated herein (substituting the word “Consultant” for the word “Employee”) and shall be binding upon Consultant as if fully set forth herein

ARTICLE 9 - GENERAL TERMS

A.

If any provision of this agreement shall be held invalid in a court of law, the remaining provisions shall be construed as if the invalid provision were not included in this Agreement.

B.

No modifications to this Agreement shall be made without the consent in writing of the parties hereto.

C.

This Agreement may not be assigned or delegated, in whole or in part, by Consultant without the prior written consent of  PTB.

D.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

E.

Both Parties represent that they have relied upon the advice of their attorneys, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

F.

This Agreement shall be binding upon the successors and assigns of the Parties and inure to the benefit of their successors and assigns.  No oral agreement, statement, or representation shall alter its provisions.

ARTICLE 10 - LIMITATIONS OF AGREEMENT

This Agreement shall not constitute a joint venture, partnership, or any other form of business arrangement other than that stipulated herein. Consultant is and shall act as an independent contractor without authority to bind PTB to any agreement.

This Agreement represents the full and final understanding between the parties and supersedes any and all previous understandings, commitments, or agreements, oral or written.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in lieu of any prior agreement, on the day and year first written above.

Signed, sealed and delivered in the presence of:

For:

Prime Time Broadband, Inc.

By: /s/ Chris Petersen

Name: Chris Petersen

Its: President & CEO

For:

Prime Time Cable, Inc.

By: /s/ William Strickler

Name: William Strickler

Its: President